Exhibit 16.1

\

June 15, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 and 4.02 of Form 8-K dated June 15, 2012 of American Oriental Bioengineering, Inc. (the “Company”) and are in agreement with the statements contained in (i) the first and second paragraphs of Item 4.01(a) and (ii) Item 4.02 therein. We have no basis to agree or disagree with other statements of the Company contained in Item 4.01.

Your faithfully.

/s/ Ernst & Young Hua Ming

Ernst & Young Hua Ming

Shanghai Branch